Exhibit 10.81
EMPLOYMENT AGREEMENT
     This AGREEMENT (the “Agreement”) is made as of February 28, 2007 (the “Effective Date”), by and between Business Objects Americas, a Delaware corporation (the “Company”), and Susan Wolfe (the “Executive”).
     WHEREAS, the Company desires to continue the employment of the Executive for a transitionary period on a part time basis while it searches for a new general counsel and to help integrate the new general counsel into his or her position;
     WHEREAS, the Executive desires to be employed by the Company to help with such transition.
     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree that the Executive shall be employed by the Company in accordance with the following terms and conditions:
          1.     Duties and Scope of Employment.
                  a.     Position and Duties. As of the Effective Date, the Executive will serve as an adviser to the Company. The Executive shall assist the Company in hiring a new general counsel and consulting with the new general counsel to assist in the integration of the new general counsel into the Company. In addition, the Executive shall consult with the ethics counsel, if requested by the general counsel or interim general counsel. The Executive shall report to the general counsel or interim general counsel, as applicable; provided that with respect to hiring a new general counsel, Executive will work directly with the Chief Executive Officer of the Company and the Board of Directors of the Company.
                  b.     Business Hours. Executive shall make herself available for up to fifteen (15) hours per week between the hours of 2 pm and 5 pm each business day (the “Business Hours”). Upon mutual agreement between the parties, Executive may be available for additional hours or at different times.
                  c.     Location. Executive shall be available by phone during the Executive’s Business Hours and will, with prior notice, during Executive’s Business Hours, attend meetings in person at the Company’s offices in Santa Clara County.
                  d.     Term. This transitional employment shall terminate three (3) months after the Effective Date unless the parties mutually agree to renew Executive’s employment for an additional three (3) month term. Either party may terminate Executive’s employment prior to the end of the term without notice.
          2.     At-Will Employment. The parties agree that the Executive’s employment with the Company is an “at-will” employment and may be terminated by either party at any time for any or no reason and with or without prior notice. The Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to, or in any way serve as the basis for, modification, amendment, or extension, by implication or otherwise, of her employment with the Company. The “at-will” nature of the Executive’s employment may only be changed by written agreement of the Executive and a duly authorized member of the Board.

Exhibit 10.81
          3.     Compensation.
                  a.     Compensation. The Company shall pay Executive on an hourly basis of $400 per hour for Executive’s services. The Company shall pay Executive promptly after Executive has submitted Executive’s hours worked. Executive shall submit hours worked every two weeks. All compensation paid to Executive shall be subject to all required withholding and any payroll deductions elected by the Executive.
                  b.     Stock Options and Restricted Stock Units. All outstanding stock options and restricted stock units shall remain outstanding and continue to vest during Executive’s employment under the terms of this Agreement. Upon the termination of Executive’s employment, the Executive may exercise the vested portion of the outstanding stock options pursuant to the terms of the applicable stock option agreements. Regardless of whether Executive is still performing services as of that date, the options and restricted stock units shall terminate in their entirety on December 31, 2007; provided, however, if Executive’s employment terminates earlier, Executive’s options and restricted stock units shall terminate earlier in accordance with the terms of the applicable stock option or restricted stock unit agreements, as the case may be. In no event shall Executive’s period to exercise her outstanding stock options or vest in her restricted stock units be extended beyond the terms set forth in the applicable stock option or restricted stock unit agreements, as the case may be.
                  c.     Benefits. The Executive will be entitled to participate in or receive any fringe benefit, retirement, health and welfare, and other employee benefit plans, policies, or arrangements maintained by the Company for its employees in effect from time to time in which the Executive is eligible to participate, subject to the applicable terms and conditions of the particular benefit plan or policy and/or the determination of the Board, as applicable.
                  d.     Vacation. As of the Effective Date, the Executive will no longer accrue any vacation time. The Company shall pay out any accrued vacation in the first payroll after February 28, 2007.
          4.     Expenses. During the Employment Period, the Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
          5.     Confidential Information. The Executive agrees and acknowledges that Executive is still subject to the Company’s standard form of Confidential Information and Inventions Assignment Agreement.
          6.     Section 409A.
                  a.     Amendment. It is the Company’s intention that the benefits and rights to which the Executive could become entitled to in connection with this Agreement, including any termination of employment, comply with Section 409A of the Code. If the Executive or the Company believes, at any time, that any such benefit or right does not comply, it will promptly advise the other and both parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies with Section 409A of the Code in the manner that has the most limited possible economic effect on the Executive.

Exhibit 10.81
                  b.     Actions. The Company will not take any action that would expose any payment or benefit to the Executive to accelerated or additional tax under Section 409A of the Code, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which the Executive is a party; (ii) the Executive requests the action; or (iii) the Company advises the Executive in writing that the action may result in the imposition of accelerated or additional tax under Section 409A of the Code and the Executive subsequently requests in writing that the action be taken. The Company will hold the Executive harmless for any action it may take in violation of this paragraph, including any attorney’s fees that the Executive may incur in enforcing her rights hereto.
          7.     Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable or any obligations of the Executive pursuant to this Agreement may be assigned or transferred, except, with respect to compensation, by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits shall be null and void.
          8.     Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
Facsimile: 408-894-6550
Attn: General Counsel
If to the Executive:
At the last residential address known by the Company.
          9.     Severability. If any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by arbitrator(s) or by a duly authorized court of competent jurisdiction, then the remainder of this Agreement or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term of provision.

Exhibit 10.81
          10.     Integration. This Agreement, Executive’s Change of Control Severance Agreement effective as of November 9, 2006 (which shall remain in effect and shall not be amended by this Agreement) and the documents and agreements expressly incorporated herein by reference represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
          11.     Waiver of Breach. Any waiver of a breach of any term or provision of this Agreement, must be in writing to be effective or binding on the parties and shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
          12.     Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          13.     Withholding. The Company shall be entitled to withhold, or cause to withheld, from any payment made to the Executive in respect of the Executive’s employment by the Company any amount of, as, or on account of, withholding taxes and other amounts required by law to be withheld, with respect to such payment.
          14.     Attorney’s Fees The Company shall pay the Executive’s reasonable attorney’s fees in connection with the negotiation of this Agreement up to a maximum $2,500.
          15.     Governing Law. This Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
          16.     Acknowledgment. The Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
          17.     Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
(Signature Page Follows)

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the respective dates set forth below.
Parties:

BUSINESS OBJECTS AMERICAS		EXECUTIVE

By:	/s/ James R. Tolonen	/s/ Susan J. Wolfe

Name:	James R. Tolonen	Date:	February 28, 2007

Title:	Chief Financial Officer	The Executive’s Address for Notice:

Date:	February 28, 2007

Signature Page of Employment Agreement